Provident Bancorp, Inc. Reports Results  for the September 30, 2023 Quarter

Company Release – 10/26/2023

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for BankProv (the “Bank”), reported net income for the quarter ended September 30,  2023 of $2.5 million, or $0.15 per diluted share, compared to  $3.5 million, or $0.21 per diluted share, for the quarter ended June  30, 2023. The Company reported a net loss of $35.3 million, or ($2.15) per diluted share, for the quarter ended September 30, 2022. Net income for the nine months ended September 30, 2023 was $8.0 million, or $0.48 per diluted share, compared to a net loss of $24.2 million, or ($1.47) per diluted share, for the nine months ended September 30, 2022.

In announcing these results, Carol Houle, Co-Chief Executive Officer and Chief Financial Officer said, “The challenging rate environment continues to impact the entire industry resulting in an increased demand for deposits and a weakening demand for loans. While we have continued to see net interest margin compression throughout the quarter, our team has remained focused on cost management efforts to increase profitability.”

“The leadership team took proactive steps and instituted a workforce realignment plan that resulted in eleven team members separating from the Bank. In addition, leadership has decided not to fill the positions of four team members that have left the Bank. These actions were in response to the new strategic plan which was materially different than the workforce infrastructure that had been built to support the prior plan,” said Co-Chief Executive Officer Joe Reilly. “The eliminated roles did not target any single area, rather, they crossed many areas including risk, credit, operations, sales, and other departments. The reduction provides a cost savings of approximately 7% and will assist us with meeting our current stated business objectives.”

Income Statement Results

Quarter Ended September 30, 2023 Compared to Quarter Ended June 30, 2023

For the quarter ended September 30, 2023, net interest and dividend income was $13.9 million, which represents a decrease of $1.0 million, or 6.8%, compared to the quarter ended June  30, 2023.  Net interest and dividend income was negatively impacted by an increase in interest expense of $1.3 million, or 17.1%, to $9.3 million for the quarter ended September 30, 2023, compared to $8.0 million for the quarter ended June 30, 2023, partially offset by  an increase in interest and dividend income of $352,000,  or 1.5%, to $23.2 million for the quarter ended September 30, 2023 compared to $22.9 million for the quarter ended June 30, 2023.  Interest expense increased primarily due to an increase in the cost of interest-bearing deposits and an increase in the average balance of interest-bearing deposits. The cost of interest-bearing deposits increased 37 basis points to 3.41% for the quarter ended September 30, 2023, compared to 3.04% for the quarter ended June 30, 2023, primarily due to rising interest rates and a larger proportion of the portfolio consisting of higher-cost money market accounts and savings accounts. The average balance of interest-bearing deposits increased  $61.6 million, or 6.1%, to $1.07 billion for the quarter ended September 30, 2023, primarily due to increases in the average balances of money market accounts and savings accounts.

Interest and dividend income increased due to an increase in the average balance of short-term investments and a higher yield on loans. The average balance of short-term investments increased  $21.2 million to $257.6 million for the quarter ended September 30, 2023, compared to $236.4 million for the quarter ended June 30, 2023. The increase in the average balance of short-term investments resulted in an increase of interest earned of $206,000 to $3.2 million for the quarter ended September 30, 2023, compared to $3.0 million for the quarter ended June  30, 2023. The yield on loans increased 13 basis points to 5.97% for the quarter ended September 30, 2023, compared to 5.84% for the quarter ended June 30, 2023, resulting in an increase in interest and fees on loans of $159,000 to $19.8 million as of September 30, 2023. The increase in interest and fees on loans was partially offset by a decrease in average loan balances of $19.2 million, or 1.4%, to $1.33 billion for the quarter ended September 30, 2023, compared to $1.35 billion for the quarter ended 30, 2023.

A credit loss benefit of $156,000 was recognized for the quarter ended September 30, 2023, primarily due to reduced loan balances in the commercial and enterprise value loan portfolios and improvements in the near-term Gross Domestic Product (“GDP”) and unemployment rate forecasts. The credit loss benefit was partially offset by an increase in the reserve for individually analyzed loans of $483,000 within the enterprise value portfolio.

For the quarter ended September 30, 2023, noninterest income was $1.8 million, which represents an increase of $63,000, or 3.7%, compared to the quarter ended June  30, 2023. The increase was due to an increase in customer services fees on deposit accounts, partially offset by a decrease in other income.  Customer service fees on deposit accounts increased  $134,000, or 17.4%, to $903,000 for the quarter ended September 30, 2023, compared to $769,000 for the quarter ended June 30, 2023, primarily due to increased implementation and activity fees charged to Banking as a Service (“BaaS”) customers. BaaS implementation and activity fees on deposit accounts was $357,000 for the quarter ended September 30, 2023, compared to $238,000 for the quarter ended June 30, 2023. Other income decreased $67,000, or 50.0%, primarily due to insurance proceeds received for replacement of damaged equipment during the quarter ended June 30, 2023.

For the quarter ended September 30, 2023, noninterest expense was $12.7 million, which represents a decrease of $36,000, or 0.3%, compared to the quarter ended June  30, 2023. The decrease was primarily due to  a decrease in salaries and employee benefits, partially offset by an increase in deposit insurance and professional fees.  Salaries and employee benefits decreased $333,000, or 4.1%, to $7.8 million for the quarter ended September 30, 2023, from  $8.1 million for the quarter ended June 30, 2023 primarily due to an evaluation of anticipated year-end bonus payouts. Deposit insurance increased $132,000, or 35.9%, to $500,000 for the quarter ended September 30, 2023 from $368,000 for the quarter ended June 30, 2023 due to an increase in the Federal Deposit Insurance Corporation’s (“FDIC”) insurance assessment rate schedules.  Professional fees increased  $115,000, or 12.5%, to $1.0 million for the quarter ended September 30, 2023, from $919,000 for the quarter ended June 30, 2023 due to increased consulting services related to the development of deposit service processes.

Quarter Ended September 30, 2023 Compared to Quarter Ended September 30, 2022

For the quarter ended September 30, 2023, net interest and dividend income was $13.9 million, which represents a decrease of $5.9 million, or 29.7%, from the quarter ended September 30, 2022. The net interest and dividend income for the quarter ended September 30, 2023 was negatively impacted by an increase in interest expense of $8.4 million to $9.3 million compared to $952,000 for the quarter ended September 30, 2022, which was partially offset by an increase in interest and dividend income of $2.5 million, or 12.2%, to $23.2 million for the quarter ended September 30, 2023, compared to $20.7 million for the quarter ended September 30, 2022. Interest expense increased primarily due to rising interest rates and a larger proportion of higher-cost money market accounts, certificates of deposit, and savings accounts in the portfolio. Rising interest rates resulted in an increase in the cost of interest-bearing deposits of 297 basis points to 3.41% for the quarter ended September 30, 2023, compared to 0.44% for the quarter ended September 30, 2022. The increase in interest expense was also driven by an increase in the average balance of interest-bearing deposits of $305.0 million, or 39.8%, to $1.07 billion for the quarter ended September 30, 2023, compared to $765.4 million for the quarter ended September 30, 2022.

Interest and dividend income increased primarily due to rising interest rates, which resulted in an increased yield on interest-earning assets of 68 basis points to 5.76% for the quarter ended September 30, 2023, compared to 5.08% for the quarter ended September 30, 2022. Rising interest rates and higher average balances resulted in interest on short-term investments of $3.2 million for the quarter ended September 30, 2023, compared to $357,000 for the quarter ended September 30, 2022. Interest earned on loans decreased $300,000 to $19.8 million for the quarter ended September 30, 2023, compared to $20.1 million for the quarter ended September 30, 2022, due to a reduction in the average balance of loans to $1.33 billion for the quarter ended September 30, 2023 from $1.53 billion for the quarter ended September 30, 2022. The decrease in interest earned on loans was partially offset by a 69 basis point increase in the yield on loans to 5.97% for the quarter ended September 30, 2023, compared to 5.28% for the quarter ended September 30, 2022.

A credit loss benefit of $156,000 was recognized for the quarter ended September 30,  2023, primarily due to reduced loan balances in the commercial and enterprise value loan portfolios and improvements in the near-term GDP and unemployment rate forecasts. The credit loss benefit was partially offset by an increase in the reserve for individually analyzed loans of $483,000 within the enterprise value portfolio. The credit loss expense of $56.3 million for the quarter ended September 30, 2022 was driven by volatility in the Bitcoin markets during the second half of 2022, resulting in net charge-offs of $46.2 million relating to loans secured by cryptocurrency mining rigs.

For the quarter ended September 30, 2023, noninterest income was $1.8 million, which represents an increase of $426,000, or 31.8%, compared to the quarter ended September 30, 2022. The increase was due to increases in service charges and fees and customer service fees on deposit accounts. Service charges and fees increased $289,000, or 130.2%, to $511,000 for the quarter ended September 30, 2023, compared to $222,000 for the quarter ended September 30, 2022, primarily due to income from loan payoff charges on commercial real estate loans. Customer service fees on deposit accounts increased $114,000, or 14.4%, to $903,000 for the quarter ended September 30, 2023, compared to $789,000 for the quarter ended September 30, 2022, primarily due to increased implementation and activity fees charged to BaaS customers, partially offset by fees generated from customer debit card usage. BaaS implementation and activity fees on deposit accounts was $357,000 for the quarter ended September 30, 2023, compared to $105,000 for the quarter ended September 30, 2022.

For the quarter ended September 30, 2023, noninterest expense was $12.7 million, which represents an increase of  $671,000, or 5.6%, compared to the quarter ended September 30, 2022.  The increase in noninterest expense was primarily due to increases in deposit insurance expense,  professional fees, marketing expense, salaries and employee benefits, and software depreciation and implementation, partially offset by a decrease in other expenses. Deposit insurance increased $339,000, or 210.6%, to $500,000 for the quarter ended September 30, 2023, from $161,000 for the quarter ended September 30, 2022, due to an increase in the FDIC’s insurance assessment rate schedules. Professional fees increased $298,000, or 40.5%, to $1.0 million for the quarter ended September 30, 2023, from $736,000 for the quarter ended September 30, 2022, primarily due to an increase in audit and compliance costs. Marketing fees increased $137,000, or 207.6%, to $203,000 for the quarter ended September 30, 2023, from $66,000 for the quarter ended September 30, 2022, primarily due to advertising. Salaries and employee benefits increased $123,000, or 1.6%, to $7.8 million for the quarter ended September 30, 2023, from $7.7 million for the quarter ended September 30, 2022, due to increased staff. Software depreciation and implementation increased $111,000, or 27.9%, to $509,000 for the quarter ended September 30, 2023, due to software licenses needed for increased staff. Other expenses decreased $291,000, or 25.8%, to $837,000 for the quarter ended September 30, 2023, primarily due to elevated loan servicing expenses relating to loans secured by cryptocurrency mining rigs for the quarter ended September 30, 2022.

Nine Months Ended September 30, 2023 Compared to Nine Months Ended September 30, 2022

For the nine months ended September 30, 2023, net interest and dividend income was $44.6 million, which represents a decrease of $11.7 million, or 20.7%, compared to the nine months ended September 30, 2022. This decrease was primarily attributable to rising interest rates, which resulted in increased costs  of interest-bearing deposits and borrowings. The cost of interest-bearing deposits increased 260 basis points to 2.90% for the nine months ended September 30, 2023, compared to 0.30% for the nine months ended September 30, 2022. The cost of borrowings increased 184 basis points to 3.94% for the nine months ended September 30, 2023, compared to 2.10% for the nine months ended September 30, 2022. The decrease in net interest and dividend income was further supported by an increase in average interest-bearing liabilities of $192.6 million, or 23.9%, which was due to an increase in average interest-bearing deposits of $159.5 million, or 20.2%, and an increase in average total borrowings of  $33.1 million, or 211.6%.

Interest and dividend income increased  $8.4 million, or 14.4%, to $66.7 million for the nine months ended September 30, 2023, compared to $58.3 million for the nine months ended September 30, 2022. The increase was primarily driven by an increase in interest on short-term investments of $5.7 million and an increase in interest and fees on loans of $2.6 million, or 4.5%.  The yield on short-term investments increased 410 basis points to 4.87% for the nine months ended September 30, 2023, compared to 0.77% for the nine months ended September 30, 2022. The yield on loans increased 75 basis points to 5.85% for the nine months ended September 30, 2023, compared to 5.10% for the nine months ended September 30, 2022.

A  credit loss expense of $556,000 was recognized for the nine months ended September 30, 2023, compared to  a credit loss expense of $57.4 million for the nine months ended September 30, 2022, which represents a decrease of $56.8 million, or 99.0%. The credit loss expense for the nine months ended September 30, 2023 was primarily driven by the need to replenish the allowance due net charge-offs that occurred during the quarter ended March 31, 2023 in the enterprise value portfolio. The expense was partially offset by improvements in the near-term Gross Domestic Product (“GDP”) and unemployment rate forecasts, as well as a reduction of the loan balances in the commercial real estate, commercial, and enterprise value loan portfolios The credit loss expense of $57.4 million for the nine months ended September 30, 2022 was primarily caused by net charge-offs of $47.8 million.

For the nine months ended September 30, 2023, noninterest income was $5.4 million, which represents an increase of $1.2 million, or 28.6%, compared to the nine months ended September 30, 2022. The increase was due to customer service fees on deposit accounts, service charges and fees, and other income, partially offset by a decrease in gain on loans sold. Customer service fees on deposit accounts increased $662,000, or 33.3%, to $2.7 million for the nine months ended September 30, 2023, due to implementation and activity fees charged to BaaS customers. BaaS implementation and activity fees on deposit accounts was $840,000 for the nine months ended September 30, 2023, compared to $184,000 for the nine months ended September 30, 2022. Service charges and fees increased $439,000 to $1.5 million for the nine months ended September 30, 2023, due to income from loan payoff charges on commercial real estate loans. Other income increased $330,000 primarily due to gains on sales of other repossessed assets and insurance proceeds received for replacement of damaged equipment. Gain on loans sold decreased $272,000 primarily due to the sale of residential mortgage loans in June 2022. No loans were sold in 2023.

For the nine months ended September 30, 2023, noninterest expense was $38.7 million, which represents an increase of $3.9 million, or 11.3% compared to $34.8 million for the nine months ended September 30, 2022. The increase was due to salaries and employee benefits, professional fees, deposit insurance expense, and software depreciation and implementation expense, partially offset by decreases in write downs of other assets and receivables and other expenses. Salaries and employee benefits increased $2.3 million, or 10.2%, for the nine months ended September 30, 2023, primarily due to an increase in staff to support strategic initiatives within the deposit products and services. Professional fees increased $1.2 million, or 54.4%, for the nine months ended September 30, 2023 due to increased legal, audit, and compliance costs which were elevated for the first quarter of 2023, due to the events that led to losses recorded during 2022. Deposit insurance increased $680,000, or 145.9%, for the nine months ended September 30, 2023, primarily due to an increase in the FDIC’s insurance assessment rate schedules. Software depreciation and implementation expenses increased $390,000, or 38.3%, for the nine months ended September 30, 2023 primarily due to software licenses needed for increased staff. Write downs of other assets and receivables decreased $395,000 due to a write down of an SBA receivable in the first quarter of 2022. Other expenses decreased $355,000, or 13.0%, for the nine months ended September 30, 2023, primarily due to elevated loan servicing expenses relating to loans secured by cryptocurrency mining rigs for the nine months ended September 30, 2022.

Balance Sheet Results

Results for the quarter ended September 30, 2023 reflect the Bank’s continued focus on its revised business plan, operations and risk tolerance in light of the events and the losses that occurred in late 2022. Concerted efforts have been made to revise the Bank’s business practices and strategies so as to better monitor and manage the risk position, capital position, liquidity, growth of the Bank’s BaaS operations and overall asset growth. In this regard, the Bank re-established metrics and limitations in these areas to better manage and monitor the Bank’s overall risk position, including generally managing overall asset growth to 5% per year, and adopting more comprehensive capital management policies and procedures.

September 30, 2023 Compared to June  30, 2023

Total assets increased $46.9 million, or 2.7%, to $1.81 billion at September 30, 2023, compared to $1.76 billion at June  30, 2023.  The primary reason for the increase was increases in cash and cash equivalents partially offset by a decrease in net loans. Cash and cash equivalents increased $68.5 million, or 23.0%, primarily due to increased deposit balances. The Bank deems certain deposits expected to be short-term as volatile. The Bank held  $249.7 million of these deposits as of September 30, 2023, compared to $171.3 million as of June  30, 2023. These deposits are currently being held as cash in short-term investments. Included in volatile deposits are $136.9 million relating to three specialty deposit relationships that will be exiting the Bank prior to year-end.

Net loans decreased  $19.9 million, or 1.5%, to $1.31 billion at September 30, 2023, compared to $1.33 billion at June 30, 2023.  The decrease was primarily driven by decreases in commercial loans of $11.1 million, or 5.9%, and enterprise value loans of $4.1 million, or 0.9%. The Bank’s continued efforts to reduce its digital asset lending portfolio resulted in a decrease of $1.5 million, or 9.1%, to $15.3 million at September 30, 2023.  The decrease in the digital asset loan portfolio was driven by paydowns.

Total liabilities increased $44.3 million, or 2.9%, to $1.59 billion as of September 30, 2023, compared to $1.55 billion at June 30, 2023, primarily due to an increase in deposits. Deposits were $1.49 billion as of September 30, 2023, compared to $1.45 billion as of June 30, 2023, which represents an increase of $41.6 million, or 2.9%. This increase included an increase in interest-bearing deposits of $60.2 million, or 5.8%, offset by a decrease in noninterest-bearing deposits of $18.5 million, or 4.6%. Interest-bearing deposits increased primarily due to an increase in utilization of brokered certificates of deposit, which increased $29.6 million, or 15.5%, and were $220.0 million as of September 30, 2023, compared to $190.4 million as of June 30, 2023. Specialty deposits increased $5.5 million, or 2.1%, to $266.4 million as of September 30, 2023, compared to $260.9 million as of June 30, 2023. Specialty deposits consist of deposits from BaaS and digital asset customers. BaaS deposits totaled $213.9 million as of September 30, 2023, which represents a $21.7 million, or 9.2%, decrease from June 30, 2023.  Digital asset deposits totaled $52.5 million as of September 30, 2023, which represents a $27.2 million, or 107.8%, increase from June 30, 2023. Management continues to refine the criteria for specialty deposit relationships and will exit when deemed appropriate. As a result of review and refinement of eligibility criteria, three specialty deposit relationships totaling $136.9 million as of September 30, 2023, will be exiting the Bank prior to year-end. The relationships are currently deemed volatile and are included in the amount being held as cash in short-term investments. Total borrowings increased $9.9 million, or 12.5%, to $89.7 million as of September 30, 2023, compared to $79.8 million at June 30, 2023.

As of September 30, 2023, shareholders’ equity was $217.6 million compared to $215.1 million at June 30, 2023,  which represents  an increase of $2.5 million, or 1.2%. The increase was primarily due to net income of $2.5 million, stock-based compensation expense of $329,000, and employee stock ownership plan shares earned of $213,000, partially offset by other comprehensive loss of $502,000.

September 30, 2023 Compared to December 31, 2022

Total assets increased $172.1 million, or 10.5%, to $1.81 billion at September 30, 2023, compared to $1.64 billion at December 31, 2022 due to an increase in cash and cash equivalents, partially offset by decreases in net loans and other repossessed assets.  Cash and cash equivalents increased $285.7 million, or 354.4%  due to increased deposit balances and a decrease in net loans. The Bank deems certain deposits expected to be short-term as volatile. The Bank held $249.7 million of these deposits as of September 30, 2023 as cash in short-term investments. No deposits were held as volatile as of December 31, 2022.  Other repossessed assets decreased $6.1 million due to the sale of the remaining cryptocurrency mining rigs that were repossessed during 2022.

Net loans decreased  $102.4 million, or 7.2%, and were $1.31 billion at September 30, 2023, compared to $1.42 billion at December 31, 2022.  The decrease was primarily driven by decreases in mortgage warehouse loans of $41.2 million, or 19.3%, commercial loans of $40.1 million, or 18.5%, commercial real estate loans of $15.6 million, or 3.4%, enterprise value loans of $6.3 million, or 1.4%, and digital asset loans.  The Bank's continued efforts to reduce its digital asset portfolio resulted in a decrease of $25.5 million, or 62.6%. The decrease in the digital asset loan portfolio was driven by paydowns on outstanding lines of credit as well as the payoff of a $4.8 million loan secured by cryptocurrency mining rigs during the first quarter of 2023 and the payoff of a $5.7 million line of credit during the second quarter of 2023. The decrease in net loans was partially offset by an increase in the construction and land development portfolio of $23.1 million, or 31.9%.

Total liabilities increased $162.0 million, or 11.3%, to $1.59 billion as of September 30, 2023, compared to $1.43 billion at December 31, 2022, primarily due to an increase in deposits, partially offset by a decrease in borrowings. Deposits were $1.49 billion as of September 30, 2023, compared to $1.28 billion as of December 31, 2022, which represents an increase of $210.1 million, or 16.4%. Specialty deposits increased $163.6 million, or 159.2%, to $266.4 million as of September 30, 2023, compared to $102.8 million as of December 31, 2022. Specialty deposits consist of deposits from BaaS and digital asset customers. BaaS deposits totaled $213.9 million as of September 30, 2023, which represents a $168.6 million, or 372.5%, increase from December 31, 2022. Digital asset deposits totaled $52.5 million as of September 30, 2023, which represents a $5.0 million, or 8.7%, decrease from December 31, 2022. The increase in deposits was partially offset by a decrease in borrowings of $37.1 million, or 29.3%, primarily driven by a decrease in overnight borrowings.

As of September 30, 2023, shareholders’ equity was $217.6 million compared to $207.5 million at December 31, 2022, which represents an increase of $10.0 million, or 4.8%. The increase was primarily due to net income of $8.0 million. Also contributing to the increase was a one-time, cumulative-effect adjustment for the adoption of CECL which increased retained earnings by $696,000. Shareholders’ equity also increased due to stock-based compensation expense of $981,000,  and employee stock ownership plan shares earned of $568,000, partially offset by other comprehensive loss of $193,000.

About Provident Bancorp, Inc.

BankProv, a subsidiary of Provident Bancorp, Inc. (NASDAQ: PVBC),  is a future-ready commercial bank for corporate clients, specializing in offering adaptive and technology-first banking solutions to niche markets. We are committed to offering state-of-the-art APIs (application programming interfaces) for all business clients and BaaS partners. Through our offerings, BankProv insures 100% of deposits through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about BankProv please visit our website www.bankprov.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include: general economic conditions; the impact of the COVID-19 pandemic or any other pandemic on our operations and financial results and those of our customers; global and national war and terrorism; trends in interest rates; inflation; potential recessionary conditions; levels of unemployment; legislative, regulatory and accounting changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve Bank; a potential government shutdown; deposit flows; our ability to access cost-effective funding; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; changes in consumer spending, borrowing and savings habits; competition; real estate values in the market area; loan demand; the adequacy of our allowance for credit losses, changes in the quality of our loan and securities portfolios; the ability of our borrowers to repay their loans; an unexpected adverse financial, regulatory or bankruptcy event experienced by our cryptocurrency, digital asset or financial technology (“fintech”) customers; our ability to retain key employees; failures or breaches of our IT systems, including cyberattacks; the failure to maintain current technologies; the ability of the Company or the Bank to effectively manage its growth; and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 617-546-7365

Co-President and Co-Chief Executive Officer,

and Chief Financial Officer

choule@bankprov.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At	At
	September 30,	June 30,	December 31,
	2023	2023	2022
(Dollars in thousands)	(unaudited)	(unaudited)
Assets
Cash and due from banks	$22,445	$32,254	$42,923
Short-term investments	343,924	265,604	37,706
Cash and cash equivalents	366,369	297,858	80,629
Debt securities available-for-sale (at fair value)	26,179	27,656	28,600
Federal Home Loan Bank stock, at cost	3,607	3,309	4,266
Loans, net of allowance for credit losses of $24,023, $23,981, and $28,069 as of
September 30, 2023, June 30, 2023, and December 31, 2022, respectively	1,313,666	1,333,564	1,416,047
Bank owned life insurance	44,437	44,153	43,615
Premises and equipment, net	13,187	13,400	13,580
Other repossessed assets	—	—	6,051
Accrued interest receivable	5,585	5,007	6,597
Right-of-use assets	3,821	3,861	3,942
Deferred tax asset, net	15,599	15,722	16,793
Other assets	15,990	17,057	16,261
Total assets	$1,808,440	$1,761,587	$1,636,381

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$385,488	$404,012	$520,226
Interest-bearing	1,104,237	1,044,074	759,356
Total deposits	1,489,725	1,448,086	1,279,582
Borrowings:
Short-term borrowings	80,000	70,000	108,500
Long-term borrowings	9,730	9,763	18,329
Total borrowings	89,730	79,763	126,829
Operating lease liabilities	4,199	4,227	4,282
Other liabilities	7,206	14,439	18,146
Total liabilities	1,590,860	1,546,515	1,428,839
Shareholders' equity:
Preferred stock; authorized 50,000 shares:
no shares issued and outstanding	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized;
17,681,916, 17,684,720 and 17,669,698 shares issued and outstanding
at September 30, 2023, June 30, 2023, and December 31, 2022, respectively	177	177	177
Additional paid-in capital	123,808	123,444	122,847
Retained earnings	103,361	100,894	94,630
Accumulated other comprehensive loss	(2,393)	(1,891)	(2,200)
Unearned compensation - ESOP	(7,373)	(7,552)	(7,912)
Total shareholders' equity	217,580	215,072	207,542
Total liabilities and shareholders' equity	$1,808,440	$1,761,587	$1,636,381

Provident Bancorp, Inc.

Consolidated Income Statements

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2023	2023	2022	2023	2022
Interest and dividend income:
Interest and fees on loans	$19,811	$19,652	$20,147	$59,469	$56,917
Interest and dividends on debt securities available-for-sale	233	246	203	717	576
Interest on short-term investments	3,184	2,978	357	6,545	816
Total interest and dividend income	23,228	22,876	20,707	66,731	58,309
Interest expense:
Interest on deposits	9,113	7,670	846	20,684	1,777
Interest on short-term borrowings	196	230	34	1,250	34
Interest on long-term borrowings	31	74	72	191	213
Total interest expense	9,340	7,974	952	22,125	2,024
Net interest and dividend income	13,888	14,902	19,755	44,606	56,285
Credit loss (benefit) expense - loans	(105)	(740)	56,310	2,090	57,398
Credit loss (benefit) expense - off-balance sheet credit exposures	(51)	(327)	5	(1,534)	41
Total credit loss (benefit) expense	(156)	(1,067)	56,315	556	57,439
Net interest and dividend income after credit loss (benefit) expense	14,044	15,969	(36,560)	44,050	(1,154)
Noninterest income:
Customer service fees on deposit accounts	903	769	789	2,651	1,989
Service charges and fees - other	511	527	222	1,489	1,050
Bank owned life insurance income	284	272	264	822	778
Gain (loss) on loans sold, net	—	—	(12)	—	272
Other income	67	134	76	452	122
Total noninterest income	1,765	1,702	1,339	5,414	4,211
Noninterest expense:
Salaries and employee benefits	7,776	8,109	7,653	24,429	22,164
Occupancy expense	429	421	450	1,271	1,287
Equipment expense	148	151	147	443	428
Deposit insurance	500	368	161	1,146	466
Data processing	378	374	347	1,113	1,026
Marketing expense	203	161	66	447	263
Professional fees	1,034	919	736	3,356	2,173
Directors' compensation	178	164	255	542	776
Software depreciation and implementation	509	483	398	1,409	1,019
Insurance expense	451	450	448	1,353	1,343
Service fees	272	281	255	789	688
Write down of other assets and receivables	—	—	—	—	395
Other	837	870	1,128	2,379	2,734
Total noninterest expense	12,715	12,751	12,044	38,677	34,762
Income (loss) before income tax expense	3,094	4,920	(47,265)	10,787	(31,705)
Income tax expense (benefit)	628	1,459	(11,956)	2,757	(7,540)
Net income (loss)	$2,466	$3,461	$(35,309)	$8,030	$(24,165)
Earnings (loss) per share:
Basic	$0.15	$0.21	$(2.15)	$0.48	$(1.47)
Diluted	0.15	$0.21	$(2.15)	0.48	$(1.47)
Weighted Average Shares:
Basic	16,604,886	16,568,664	16,456,274	16,568,331	16,477,933
Diluted	16,648,657	16,570,017	16,456,274	16,569,526	16,477,933

Provident Bancorp, Inc.

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended
	September 30, 2023			June 30, 2023			September 30, 2022
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (6)	Balance	Paid	Rate (6)	Balance	Paid	Rate (6)
Assets:
Interest-earning assets:
Loans (1)(2)	$1,327,373	$19,811	5.97%	$1,346,654	$19,652	5.84%	$1,526,917	$20,147	5.28%
Short-term investments	257,580	3,184	4.94%	236,367	2,978	5.04%	70,178	357	2.03%
Debt securities available-for-sale	27,363	188	2.75%	28,278	197	2.79%	30,950	190	2.46%
Federal Home Loan Bank stock	1,902	45	9.46%	2,254	49	8.70%	1,752	13	2.97%
Total interest-earning assets	1,614,218	23,228	5.76%	1,613,553	22,876	5.67%	1,629,797	20,707	5.08%
Non-interest earning assets	103,453			99,685			97,342
Total assets	$1,717,671			$1,713,238			$1,727,139
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$184,239	$1,021	2.22%	$149,625	$408	1.09%	$157,096	$80	0.20%
Money market accounts	551,344	5,207	3.78%	513,348	4,550	3.55%	299,214	428	0.57%
NOW accounts	103,966	181	0.70%	115,869	202	0.70%	243,426	171	0.28%
Certificates of deposit	230,884	2,704	4.68%	230,023	2,510	4.36%	65,689	167	1.02%
Total interest-bearing deposits	1,070,433	9,113	3.41%	1,008,865	7,670	3.04%	765,425	846	0.44%
Borrowings
Short-term borrowings	14,897	196	5.26%	18,352	230	5.01%	5,564	34	2.44%
Long-term borrowings	9,741	31	1.27%	16,148	74	1.83%	13,500	72	2.13%
Total borrowings	24,638	227	3.69%	34,500	304	3.52%	19,064	106	2.22%
Total interest-bearing liabilities	1,095,071	9,340	3.41%	1,043,365	7,974	3.06%	784,489	952	0.49%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	391,917			437,167			681,681
Other noninterest-bearing liabilities	13,864			19,380			17,343
Total liabilities	1,500,852			1,499,912			1,483,513
Total equity	216,819			213,326			243,626
Total liabilities and
equity	$1,717,671			$1,713,238			$1,727,139
Net interest income		$13,888			$14,902			$19,755
Interest rate spread (3)			2.35%			2.61%			4.59%
Net interest-earning assets (4)	$519,147			$570,188			$845,308
Net interest margin (5)			3.44%			3.69%			4.85%
Average interest-earning assets to interest-bearing liabilities	147.41%			154.65%			207.75%

(1)

Interest earned/paid on loans includes mortgage warehouse loan origination fee income of $199,000, $213,000,  and $260,000 for the three months ended September 30, 2023, June 30, 2023, and September 30,  2022, respectively.

(2)	Includes loans held for sale.
(3)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.
(6)	Annualized.

	For the Nine Months Ended September 30,
	2023			2022
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (6)	Balance	Paid	Rate (6)
Assets:
Interest-earning assets:
Loans (1)(2)	$1,355,086	$59,469	5.85%	$1,487,273	$56,917	5.10%
Short-term investments	179,086	6,545	4.87%	141,984	816	0.77%
Debt securities available-for-sale	28,118	577	2.74%	33,135	555	2.23%
Federal Home Loan Bank stock	2,262	140	8.25%	1,312	21	2.13%
Total interest-earning assets	1,564,552	66,731	5.69%	1,663,704	58,309	4.67%
Non-interest earning assets	106,722			90,648
Total assets	$1,671,274			$1,754,352
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$158,927	$1,540	1.29%	$154,516	$171	0.15%
Money market accounts	460,129	11,669	3.38%	341,019	888	0.35%
NOW accounts	115,568	529	0.61%	233,529	389	0.22%
Certificates of deposit	215,625	6,946	4.30%	61,717	329	0.71%
Total interest-bearing deposits	950,249	20,684	2.90%	790,781	1,777	0.30%
Borrowings
Short-term borrowings	34,098	1,250	4.89%	2,161	34	2.10%
Long-term borrowings	14,701	191	1.73%	13,500	213	2.10%
Total borrowings	48,799	1,441	3.94%	15,661	247	2.10%
Total interest-bearing liabilities	999,048	22,125	2.95%	806,442	2,024	0.33%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	441,006			688,784
Other noninterest-bearing liabilities	17,880			19,311
Total liabilities	1,457,934			1,514,537
Total equity	213,340			239,815
Total liabilities and
equity	$1,671,274			$1,754,352
Net interest income		$44,606			$56,285
Interest rate spread (3)			2.74%			4.34%
Net interest-earning assets (4)	$565,504			$857,262
Net interest margin (5)			3.80%			4.51%
Average interest-earning assets to
interest-bearing liabilities	156.60%			206.30%

(1)	Interest earned/paid on loans includes mortgage warehouse loan origination fee income of $674,000 and $841,000 for the nine months ended September 30, 2023 and September 30, 2022, respectively.
(2)	Includes loans held for sale.
(3)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.
(6)	Annualized.

Provident Bancorp, Inc.

Select Financial Highlights

(Unaudited)

				For the nine
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Performance Ratios:
Return (loss) on average assets (1)	0.57%	0.81%	(8.18%)	0.64%	(1.84%)
Return (loss) on average equity (1)	4.55%	6.49%	(57.97%)	5.02%	(13.44%)
Interest rate spread (1) (2)	2.34%	2.61%	4.59%	2.73%	4.34%
Net interest margin (1) (3)	3.44%	3.69%	4.85%	3.80%	4.51%
Non-interest expense to average assets (1)	2.96%	2.98%	2.79%	3.09%	2.64%
Efficiency ratio (4)	81.23%	76.79%	57.10%	77.32%	57.46%
Average interest-earning assets to
average interest-bearing liabilities	147.41%	154.65%	207.75%	156.60%	206.30%
Average equity to average assets	12.62%	12.45%	14.11%	12.77%	13.67%

	At	At	At
	September 30,	June 30,	December 31,
	2023	2023	2022
Asset Quality
Non-accrual loans:
Commercial real estate	$155	$160	$56
Commercial	235	70	101
Enterprise value	4,114	4,310	92
Digital asset	15,248	16,768	26,488
Residential real estate	381	361	227
Construction and land development	—	—	—
Consumer	4	—	—
Mortgage warehouse	—	—	—
Total non-accrual loans	20,137	21,669	26,964
Accruing loans past due 90 days or more	—	—	—
Other repossessed assets	—	—	6,051
Total non-performing assets	$20,137	$21,669	$33,015
Asset Quality Ratios
Allowance for credit losses as a percent of total loans (5)	1.80%	1.77%	1.94%
Allowance for credit losses as a percent of non-performing loans	119.30%	110.67%	104.10%
Non-performing loans as a percent of total loans (5)	1.51%	1.60%	1.87%
Non-performing loans as a percent of total assets	1.11%	1.23%	1.65%
Non-performing assets as a percent of total assets (6)	1.11%	1.23%	2.02%
Capital and Share Related
Stockholders' equity to total assets	12.0%	12.2%	12.7%
Book value per share	$12.31	$12.16	$11.75
Market value per share	$9.69	$8.28	$7.28
Shares outstanding	17,681,916	17,684,720	17,669,698

(1)	Annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(5)	Loans are presented at amortized cost (excluding accrued interest).
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and other repossessed assets.

	At		At		At
	September 30,		June 30,		December 31,
	2023		2023		2022
(In thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial real estate	$438,039	32.74%	$438,029	32.26%	$453,592	31.41%
Commercial	176,817	13.22%	187,965	13.85%	216,931	15.02%
Enterprise value	432,449	32.33%	436,574	32.15%	438,745	30.38%
Digital asset (1)	15,247	1.14%	16,768	1.24%	40,781	2.82%
Residential real estate	7,444	0.56%	7,490	0.55%	8,165	0.57%
Construction and land development	95,327	7.13%	96,757	7.13%	72,267	5.00%
Consumer	315	0.02%	207	0.02%	391	0.03%
Mortgage warehouse	172,051	12.86%	173,755	12.80%	213,244	14.77%
	1,337,689	100.00%	1,357,545	100.00%	1,444,116	100.00%
Allowance for credit losses - loans	(24,023)		(23,981)		(28,069)
Net loans	$1,313,666		$1,333,564		$1,416,047

(1)

Includes  $15.2 million,  $16.8 million, and $26.5 million in loans secured by cryptocurrency mining rigs at September 30, 2023, June 30, 2023, and December 31, 2022, respectively.  The remaining balance at December 31, 2022 consisted of digital asset lines of credit.

	At	At	At
	September 30,	June 30,	December 31,
(In thousands)	2023	2023	2022
Noninterest-bearing:
Demand (1)	$385,488	$404,012	$520,226
Interest-bearing:
NOW	111,786	111,701	145,533
Regular savings	177,865	159,940	141,802
Money market deposits	541,200	530,964	318,417
Certificates of deposit:
Certificate accounts of $250,000 or more	21,027	20,869	11,449
Certificate accounts less than $250,000	252,359	220,600	142,155
Total interest-bearing (2)	1,104,237	1,044,074	759,356
Total deposits (3)	$1,489,725	$1,448,086	$1,279,582

(1)

Noninterest-bearing deposits included $15.6 million,  $37.8 million, and $40.2 million in BaaS deposits as of September 30, 2023, June 30, 2023, and December 31, 2023, respectively. Noninterest-bearing deposits included $52.5 million, $20.8 million, and $40.3 million in digital assets deposits as of September 30, 2023, June 30, 2023, and December 31, 2022, respectively.

(2)

Interest-bearing deposits included $198.3 million in BaaS deposits and no digital assets deposits as of September 30, 2023. Interest-bearing deposits included $197.9 million and $4.4 million in BaaS and digital assets deposits, respectively, as of June 30, 2023. As of December 31, 2022, there were $5.0 million and $17.2 million interest-bearing BaaS and digital asset deposits, respectively.

(3)

Of total deposits as of September 30, 2023, June 30, 2023, and December 31, 2022, the Federal Deposit Insurance Corporation (“FDIC”) insured approximately 57%, 53%, and 55%, respectively, and the remaining 43%, 47%, and 45%, respectively, were insured through the Depositors Insurance Fund (“DIF”). The DIF is a private, industry-sponsored insurance fund that insures all deposits above FDIC limits at member banks.